                                     T.J.T., INC.
                                 843 NORTH WASHINGTON
                                 EMMETT, IDAHO 83617



January 28, 1998




Dear Stockholder:

     You are invited to attend the Annual Meeting of Stockholders of T.J.T., Inc., to be held at 10:00 a.m. Mountain Standard Time, on Tuesday, February 24, 1998. The meeting will be held at the Owyhee Plaza Hotel, 11th & Main Streets, Boise, Idaho.

     The business to be considered is described in the attached notice of the meeting and Proxy Statement.

     In addition to these matters, there will be a report on the affairs of the Company, and an opportunity for questions and comments by stockholders.

     We hope you will be able to attend.

                              Sincerely,



                              TERRENCE J. SHELDON
                              CHAIRMAN OF THE BOARD,
                              PRESIDENT AND CHIEF
                              EXECUTIVE OFFICER

                                     T.J.T., INC.
                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON FEBRUARY 24, 1998


Dear Stockholder:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of T.J.T., Inc., a Washington corporation (the "Company" or "TJT"), will be held on Tuesday, February 24, 1998, commencing at 10:00 a.m., local time, at the Owyhee Plaza Hotel, 11th & Main Streets, Boise, Idaho (the "Annual Meeting") for the following purposes:

     1. To elect five Directors of the Company, each to serve until the Annual Meeting of Stockholders in 2001 and until his or her successor is duly elected and qualified.

     2. To ratify the appointment of Balukoff Lindstrom & Co., P.A. as the independent auditors of the Company.

     3.   To approve the Company's 1997 Directors Stock Option Plan.

     4. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     Stockholders of record at the close of business on December 22, 1997, are entitled to notice and to vote at the Annual Meeting and at any and all adjournments or postponements thereof. If you are unable to attend the Annual Meeting in person, you are urged to sign, date and return the enclosed proxy as it is necessary that the holders of a majority of the outstanding shares be present, in person or by proxy, in order to obtain a quorum for the meeting. The proxy may be returned in the accompanying, self-addressed envelope which requires no postage if mailed in the United States.

                    BY ORDER OF THE BOARD OF DIRECTORS

                    April L. Kierstead
                    SECRETARY

Emmett, Idaho
January 28, 1998


                            ______________________________

     The Company's 1997 Annual Report is being mailed to stockholders in connection with this Proxy Statement. The Annual Report contains financial and other information about the Company, but is not incorporated in the Proxy Statement and is not to be deemed a part of the proxy soliciting material.

                                     T.J.T., INC.
                                 843 NORTH WASHINGTON
                                 EMMETT, IDAHO 83617
                            ______________________________

                                   PROXY STATEMENT
                            ANNUAL MEETING OF STOCKHOLDERS
                                  FEBRUARY 24, 1998
                            ______________________________

                    INFORMATION CONCERNING SOLICITATION AND VOTING


GENERAL INFORMATION

     The enclosed proxy is solicited on behalf of the Board of Directors of T.J.T., Inc., a Washington corporation (the "Company"), for use at the Annual Meeting to be held on February 24, 1998, at 10:00 a.m. (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The purpose of the Annual Meeting is for the stockholders of the Company's Common Stock to consider and vote upon the following proposals:

     1. To elect five Directors of the Company to serve until the 2001 Annual Meeting and until their successors are duly elected and qualified (see "PROPOSAL 1. ELECTION OF DIRECTORS");

     2. To ratify the appointment of Balukoff Lindstrom & Co., P.A. as the independent auditors for the Company (see "PROPOSAL 2. RATIFICATION OF AUDITORS");

     3. To approve the Company's 1997 Directors Stock Option Plan (see "PROPOSAL 3. APPROVAL OF 1997 DIRECTORS STOCK OPTION PLAN"); and

     4. To transact such other matters as may properly come before the Annual Meeting.

DATE, TIME AND PLACE

     The Annual Meeting will be held on Tuesday, February 24, 1998, at 10:00 a.m., local time, at the Owyhee Plaza Hotel, 11th & Main Streets, Boise, Idaho.

     The Company intends to mail this Proxy Statement and accompanying proxy card on or about January 28, 1998, to all stockholders entitled to vote at the Annual Meeting. This Proxy Statement will be furnished to brokers, banks and similar persons whose name or whose nominee's name appears on the books and records of the Company.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.
Solicitation of proxies may be made in person or by mail, telephone, telecopy or telegram. In addition, the directors, officers, employees and representatives of the Company may solicit proxies from stockholders of the Company by telephone, telecopy or telegram or in person. Such directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith.

RECORD DATE; SHARES ENTITLED TO VOTE

     The Board of Directors of the Company has fixed the close of business on December 22, 1997, as the record date (the "Record Date") for the determination of stockholders of the Company. Only holders of record of Common Stock on the Record Date will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had outstanding and entitled to vote 4,854,739 shares of Common Stock.

     Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. On the Record Date, there were approximately 1,495 holders of record.

MARKET FOR COMMON STOCK

     The Company's Common Stock is listed for quotation on the NASDAQ SmallCap Market System under the symbol "AXLE." On the Record Date, the fair market value of the Common Stock as reported by the NASDAQ SmallCap Market System was $2.00.

QUORUM; REQUIRED VOTE

     As of the Record Date, the Company had outstanding 4,854,739 shares of Common Stock. Stockholders are entitled to one vote for each share of Common Stock held as of the Record Date on each matter to be voted on at the Annual Meeting. Stockholders do not have cumulative voting rights. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum to transact business. Abstentions are counted toward the quorum requirement, but they have no other effect on voting for election of directors or approval of auditors. Broker non-votes are counted toward a quorum, but are not counted for any purpose in determining whether a matter has been approved.

     If the persons present or represented by proxy at the Annual Meeting constitute less than a majority of the outstanding shares of Common Stock as of the Record Date, the Annual Meeting may be adjourned for the purpose of obtaining additional proxies or votes or for any other purpose and, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting (except for any proxies which have theretofore effectively been revoked or withdrawn). See "Revocation of Proxies" below.

VOTING OF PROXIES

     Stockholders are requested to complete, date, sign and promptly return the accompanying Form of Proxy in the enclosed envelope. All shares of Common Stock represented by properly executed proxies received in time for the Annual Meeting will be voted at the Annual Meeting, or any adjournment or postponement thereof, in the manner specified by the holders thereof. EXECUTED PROXIES THAT DO NOT CONTAIN VOTING INSTRUCTIONS WILL BE VOTED (i) IN FAVOR OF THE ELECTION OF EACH OF THE FIVE NOMINEES FOR ELECTION TO THE COMPANY'S BOARD OF DIRECTORS, (ii) IN FAVOR OF THE APPOINTMENT OF BALUKOFF LINDSTROM & CO., P.A. AS THE AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998, AND (iii) IN FAVOR OF THE APPROVAL OF THE 1997 DIRECTORS STOCK OPTION PLAN. It is not expected that any matters other than those referred to herein will be brought before the Annual Meeting. However, if other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

REVOCATION OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at 843 North Washington, P.O. Box 278, Emmett, Idaho 83617, a written notice of revocation or a duly executed proxy bearing a later date, or attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

     The Company has not received any proposals by stockholders for action at the Annual Meeting.

STOCKHOLDER NOMINATION OF DIRECTORS

     The Company has not received any nominations to the Board of Directors from stockholders.

              INFORMATION CONCERNING CHANGES TO THE BOARD OF DIRECTORS

     On November 14, 1996, the Company consummated the acquisition through the merger of Bradley Enterprises, Inc. ("Bradley"). Bradley reconditioned axles and tires and was based in Centralia, Washington. As part of the acquisition and merger, the Company agreed to appoint three people who were nominated by Bradley to the Board of Directors. In accordance with the By-Laws of the Company, the request of Bradley, and the resolution dated January 8, 1997, the Board of Directors appointed the three Bradley nominees to the Company's Board of Directors.

     As of the 1997 annual meeting, Patricia I. Bradley was elected to the Board of Directors to serve as a Class I Director until the year 2000. B. Kelly Bradley and Darren M. Bradley were appointed to the Board of Directors as Class II and III Directors, respectively. The terms for these appointed Directors expire as of the annual meeting in 1998 and 1999, respectively.

     In connection with the Bradley transaction certain officers and directors of the Company owning approximately 29.8% of the outstanding shares of the Company's Common Stock agreed to vote for one of each of the Bradley nominees for the next three consecutive years. Following the merger, the former Bradley stockholders, who owned approximately 20.6% of the outstanding shares of the Company's Common Stock agreed to vote for the election of up to ten persons to the Board of Directors who must be acceptable to Terrence J. Sheldon, the Chief Executive Officer of the Company.

     Additional changes occurred in the 1997 annual meeting to the Board of Directors. The Shareholders elected Scott Beechie, Vice President and Controller of the Company, to be a Class I Director, whose term expires in 2000. April L. Kierstead, Secretary, Assistant Treasurer, and Director of the Company did not stand for re-election. Stephen A. Weiss resigned from the Board of Directors as of June 15, 1997, for personal reasons, and Andy C. Doll, Vice President, Treasurer, Chief Financial Officer, and Director of the Company retired as of March 31, 1997.


                           BUSINESS AT THE ANNUAL MEETING


                                   PROPOSAL 1.

                               ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes of directors serving staggered three-year terms. The term of one class of directors expires at each annual meeting of stockholders, but each director serves on the Board of Directors until his successor has been duly elected and qualified. There are currently three Class I Directors: Scott Beechie, John W. Eames III and Patricia I. Bradley, five Class II Directors: Douglas A. Strunk and Arthur J. Berry, who were elected to the Board and B. Kelly Bradley, Scott M. Hayes, and Ulysses B. Mori who were appointed to the Board of Directors, and four Class III Directors: Terrence J. Sheldon, Darle E. Lacey, and Robert L. Burkhart, all of whom were elected to the Board, and Darren Bradley, who was appointed to the Board of Directors. The term of office for the directors in Class II expires as of the Annual Meeting. The term of office for the directors in Class III expires at the 1999 annual meeting, and the term of office for those directors in Class I will expire at the 2000 annual meeting.

     At the Annual Meeting, Class II nominees will be elected to hold office until the 2001 annual meeting of stockholders. If it is determined prior to the Annual Meeting that any nominee will be unable to serve as a Director, the proxy holders reserve the right to substitute a nominee and vote for another person of their choice in the place and stead of any nominee unable so to serve, unless the Board of Directors reduces the size of the membership of the Board of Directors prior to the Annual Meeting to eliminate the position of any such nominee.

     The Class II Directors, Douglas A. Strunk and Arthur Berry, terms expire as of the Annual Meeting, however, both are standing for re-election at the Annual Meeting. In addition, B. Kelly Bradley, Ulysses B. Mori and Scott M. Hayes are nominated for election at the Annual Meeting.

     It is the intention of the proxy holders named in the enclosed proxy to vote for the five Class II nominees named below and expand the Board of Directors from eleven to twelve members.

     The names of the nominees and each of the continuing directors and certain information about them are set forth below:

CLASS II -- NOMINEES FOR ELECTION TO SERVE UNTIL THE 2001 ANNUAL MEETING OF
STOCKHOLDERS:

     DOUGLAS A. STRUNK, 46, was elected to the Board in 1988. Mr. Strunk has served as Sales Manager of the Idaho Facility since 1988. Mr. Strunk received a vocational/technical certificate from College of Southern Idaho in 1972.

     ULYSSES B. MORI, 45, was appointed to the Board in May 1997. Following the merger with Leg-it Tire Company, Inc., Mr. Mori was appointed as a Senior Vice President and Manager of the Leg-it Division of the Company. Mr. Mori had previously been the President and Chief Executive Officer of Leg-it Tire Company, Inc. since 1980. Mr. Mori is a member of the National Axles and Tires Association and the Transportation Task Force.

     SCOTT M. HAYES, 50, was appointed to the Board in May 1997. Mr. Hayes was also appointed to the Company's Executive Compensation and Audit Committees. Currently, Mr. Hayes is a self-employed private investor and consultant. He previously served as the Executive Vice President and Chief Financial Officer of U.S. Bancorp (formerly, West One Bancorp).

     ARTHUR J. BERRY, 46, was elected to the Board in 1995. For the past five years, Mr. Berry has been the President and principal stockholder of Arthur J. Berry & Company a real estate development and business brokerage firm located in Boise, Idaho. Mr. Berry received a degree in Finance from Boise State University in 1973, a J.D. from the University of Idaho in 1976, and an MBA from Boise State University in 1981. Mr. Berry is a member of the Executive Compensation and Audit Committees of the Board of Directors.

     B. KELLY BRADLEY, 35, was appointed to the Board in 1997. Mr. Bradley has been with Bradley Enterprises, Inc. since 1980, and has served as manager of various operations since 1984. He served as General Manager of Bradley since 1989. Following the merger with TJT in November 1996, he has been employed as General Manager of the Company's Western Division. Mr. Bradley is the son of Patricia I. Bradley, the Senior Vice President and Manager of the Western Division of the Company and a member of the Board of Directors, and the brother of Darren Bradley, a member of the Board of Directors.

CLASS I -- DIRECTORS ELECTED TO SERVE UNTIL THE 2000 ANNUAL MEETING OF
STOCKHOLDERS:

     SCOTT BEECHIE, 39, was elected to the Board in February 1997.
     Mr. Beechie is a CPA and has served as Vice President since July 1996. He was appointed Chief Financial Officer of the Company in April 1997. Mr. Beechie was also appointed as a member of the Company's Audit Committee in April 1997. From 1990 to 1996, he served as Manager of Financial Reporting for U.S. Bancorp (formerly West One Bancorp) in Boise, Idaho. Mr. Beechie received a B.B.A. in Finance from Idaho State University in 1981.

     JOHN W. EAMES III, 57, was elected to the Board in 1991. In June 1997, Mr. Eames was appointed Director of Governmental and Industrial Affairs for the Company. Mr. Eames previously served as General Manager of the Company's Oregon Facility from 1991 to June 1997. From 1986 to 1991, he was national sales manager for Lodge Logs, Inc., in Idaho. Mr. Eames is a brother-in-law of Mr. Andy C. Doll, the former Vice President and Chief Financial Officer of the Company.

     PATRICIA I. BRADLEY, 53, was elected to the Board in February 1997. Ms. Bradley was appointed Senior Vice President and Manager of the Western Division of the Company in November 1996. Previously,
     Ms. Bradley was the owner and Chief Executive Officer of Bradley Enterprises, Inc. Ms. Bradley is the mother of Darren Bradley and B. Kelly Bradley, Directors of the Company.

CLASS III -- DIRECTORS ELECTED TO SERVE UNTIL THE 1999 ANNUAL MEETING OF
STOCKHOLDERS:

     TERRENCE J. SHELDON, 56, was elected to the Board in 1977. Mr. Sheldon is a founder and principal stockholder of the Company and has served as President since October 1986, and Chief Executive Officer since 1994. Mr. Sheldon co-founded the Company in 1977. Mr. Sheldon is Chairman of the Executive Compensation Committee of the Board of Directors.

     DARLE E. LACEY, 55, was elected to the Board in 1987. As of July 1997, Mr. Lacey was appointed Western Division Head of Purchasing of the Dealer Sales Material in the Company's Washington facility. From 1989 to 1997, Mr. Lacey was Branch Sales Manager in the Company's Oregon facility.

     ROBERT L. BURKHART, 66, was elected to the Board in 1986. Mr. Burkhart has served as Manager of the Idaho Plant since 1978. Mr. Burkhart currently works part-time, two days a week, for the Company.

     DARREN BRADLEY, 36, was appointed to the Board in January 1997. As of November 1996, Mr. Bradley was employed as Assistant Manager of the Company's Western Division. Prior to that, Mr. Bradley had been involved with Bradley Enterprises, Inc. since 1984, and was Assistant Manager since 1989. Mr. Bradley is the son of Patricia I. Bradley and brother of B. Kelly Bradley, both members of the Board of Directors.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended September 30, 1997, the Board of Directors held four meetings. The Board has an Audit Committee and an Executive Compensation Committee.

      EXECUTIVE COMPENSATION COMMITTEE. The Executive Compensation Committee reviews and adjusts the salaries of the principal officers and key executives of the Company. The Executive Compensation Committee also administers the Company's executive compensation and benefit plans. The Executive Compensation Committee is composed of three directors: Messrs. Sheldon (Chairman), Hayes, and Berry. Mr. Hayes replaced Mr. Weiss following his resignation. The Executive Compensation Committee met once during the 1997 fiscal year. See "Employment Agreements" regarding Mr. Sheldon's and Mr. Doll's employment arrangements with the Company.

     AUDIT COMMITTEE. The primary function of the Audit Committee is to facilitate communications among outside auditors and the Board of Directors. The Audit Committee also reviews financial statements, internal controls and procedures, and the scope and results of audits. The Audit Committee is composed of three directors: Messrs. Beechie, Berry, and Hayes. Mr. Beechie replaced Mr. Doll following his retirement in March 1997. Mr. Hayes replaced Mr. Weiss following his resignation. The Audit Committee met once during the 1997 fiscal year.

     During the fiscal year ended September 30, 1997, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served during the period for which he was a director or a committee member, respectively.

DIRECTOR COMPENSATION

     Non-Employee Directors receive a fee of $500 per meeting (plus reasonable out-of-pocket expenses in a manner consistent with past practice) for attendance at meetings of the Company's Board of Directors. As of the date of this Proxy Statement, only Messrs. Hayes and Berry are eligible to be compensated pursuant to this policy.

     As a result of the Company's recent acquisitions, the Company proposed to the Board of Directors and the Board agreed to a new stock option plan, the Directors Plan, set forth in Proposal No. 3 of this proxy. The Company's proposal for the Directors Plan was based on the directors' increased responsibilities for the Company.

EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the executive officers ("Executive Officers") of the Company:

     NAME                          AGE            POSITION

     Terrence J. Sheldon           56             President, Chief Executive
                                                    Officer and Chairman of the
                                                    Board of Directors

     Patricia I. Bradley           53             Senior Vice President and
                                                    Manager of the Western
                                                    Division

     Ulysses B. Mori               45             Senior Vice President and
                                                    Manager of the Leg-it
                                                    Division

     Andy C. Doll                  62             Vice President, Treasurer and
                                                    Chief Financial Officer
                                                    (Retired)

     Scott Beechie                 39             Vice President and Chief
                                                    Financial Officer

     April L. Kierstead            42             Secretary and Assistant
                                                    Treasurer


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE FIVE NAMED
     NOMINEES.

                                    PROPOSAL 2.

                      RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors of the Company has appointed Balukoff, Lindstrom & Co., P.A. as auditors to make an examination of the consolidated financial statements of the Company for the fiscal year ending September 30, 1998. This firm of independent public accountants has served as the Company's auditors since the Company went public in December of 1995.

     Representatives of Balukoff, Lindstrom & Co., P.A. will be present at the meeting, will be given the opportunity to make a statement if they wish, and will be available to respond to appropriate questions. In the absence of other instructions, shares represented by properly executed proxies will be voted "In Favor of" the ratification of Balukoff, Lindstrom & Co., P.A. as auditors for the fiscal year ending September 30, 1998.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF RATIFICATION OF PROPOSAL 2.

                                    PROPOSAL 3.

                  APPROVAL OF THE 1997 DIRECTORS STOCK OPTION PLAN


     On November 18, 1997, the Board of Directors adopted the 1997 Directors Stock Option Plan (the "Directors Plan"), authorizing 50,000 shares of Common Stock of the Company for issuance thereunder.

     Stockholders are requested to approve the Directors Plan. The affirmative vote of the holders of a majority of the shares represented and entitled to vote at the meeting will be required to approve the Directors Plan.

     The essential features of the Directors Plan are outlined below.

GENERAL

     Options granted under the Directors Plan are not intended to qualify as incentive stock options, as defined under Section 422 of the Code.

PURPOSE

     The purpose of the Directors Plan is to retain the services of persons now serving as Non-Employee Directors of the Company (as defined below), to attract and retain the services of persons capable of serving on the Board of Directors of the Company, and to provide incentives for such persons to exert maximum efforts to promote the success of the Company.

ADMINISTRATION

     The Directors Plan is administered by the Board of Directors of the Company. The Board of Directors has the final power to construe and interpret the Directors Plan and options granted under it, and to establish, amend and revoke rules and regulations for its administration.

     The Board of Directors is authorized to delegate administration of the Directors Plan to a committee of not fewer than two members of the Board. The Board of Directors does not presently contemplate delegating administration of the Directors Plan to any committee of the Board of Directors.

ELIGIBILITY

     The Directors Plan provides that options may be granted only to Non-Employee Directors of the Company. A "Non-Employee Director" is defined in the Directors Plan as a director of the Company who is not employed by the Company. Two of the Company's twelve current Directors are eligible to participate in the Directors Plan.

     Option grants under the Directors Plan are non-discretionary. Subject to approval of the Directors Plan by the stockholders of the Company on February 24, 1998, each current Non-Employee Director shall be granted an option to purchase 5,000 shares of Common Stock of the Company. In addition, each person who becomes a Non-Employee Director of the Company after the adoption of the Directors Plan shall, upon the date of initial election to be a director, be granted an option to purchase 5,000 shares of Common Stock of the Company.

     As of November 18, 1997, Arthur J. Berry and Scott M. Hayes were each granted the option to purchase 5,000 shares of Common Stock, subject to shareholder approval of the Directors Plan.

     The following table presents certain information with respect to options expected to be granted under the Directors Plan during the fiscal year 1998 to all Non-Employee Directors as a group.

                                                  Number of Shares Subject
                                             to Options Expected to be Granted
Position                 Dollars Value(1)         in the Fiscal Year 1998
--------                 -------------            -----------------------

All Non-Employee         $20,000                  10,000
Directors as a Group


______________________
(1) Options will be granted at an exercise price equal to the fair market value on November 17, 1997. The amount set forth above assumes an exercise price of $2.00, the closing sale price of the Company's Common Stock on the NASDAQ SmallCap Market System on November 17, 1997, multiplied by the number of shares underlying such options.


TERMS OF OPTIONS

     Each option under the Directors Plan is subject to the following terms and conditions:

     OPTION EXERCISE. The options granted under the Directors Plan shall be immediately exercisable for 20% of the shares of Common Stock subject to the option, with the remaining 80% of the shares becoming exercisable over a period of four (4) years from the date of grant at a rate of 20% per year beginning on the first anniversary of the grant of the option. Options granted to a person who becomes a Non-Employee Director of the Company after the adoption of the Directors Plan shall have 20% of the shares become immediately exercisable, with the remaining 80% of the shares becoming exercisable in four equal annual installments beginning on the first anniversary of the grant date. Vesting for all options is conditioned upon continued service as a director on the anniversary date.

     An option granted under the Directors Plan may be exercised by giving written notice of exercise to the Company, specifying the number of full shares of Common Stock to be purchased and tendering payment of the purchase price to the Company.

     EXERCISE PRICE; PAYMENT. The exercise price of options granted under the Directors Plan shall be equal to 100% of the fair market value (defined as the closing sale price of the Company's Common Stock on the NASDAQ SmallCap Market System on the last trading day prior to the date of grant) of the Common stock subject to such options on the date such option is granted. The exercise price of options granted under the Directors Plan may be paid in cash or by delivery of shares of Common Stock of the Company that have been held for the period required to avoid a charge to the earnings of the Company. Any shares so surrendered shall be valued at their fair market value on the date of exercise. On November 17, 1997, the closing price of the Company's Common Stock as reported on the NASDAQ SmallCap Market System was $2.00 per share.

     TRANSFERABILITY; TERM. Under the Directors Plan, an option may not be transferred by the optionee except by will or the laws of descent and distribution. During the lifetime of an optionee, an option may be exercised only by the optionee; provided; however, that an optionee may designate a person to exercise such option after the death of the optionee.

     No option granted under the Directors Plan is exercisable by any person after the expiration of 10 years from the date the option is granted.

ADJUSTMENT PROVISIONS

     If there is any change in the stock subject to the Directors Plan or subject to any option granted under the Directors Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise) the Directors Plan and options outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to such plan and the class, number of shares and price per share of stock subject to such outstanding options.

EFFECT OF CERTAIN CORPORATE EVENTS

     The Directors Plan provides that, in the event of a change of control of the Company, the outstanding options under the Directors Plan become immediately vested. In the event of a specified type of merger or other corporate reorganization, to the extent permitted by law, and the Company is the surviving corporation, such outstanding options will continue in full force and effect.

DURATION, AMENDMENT AND TERMINATION

     The Board of Directors may amend, suspend or terminate the Directors Plan at any time or from time to time; provided; however, that the Board may not amend the Directors Plan with respect to the amount, price or timing of grants more often than once every 6 months. No amendment will be effective unless approved by the stockholders of the Company within 12 months before or after its adoption by the Board if the amendment would: (i) increase the number of shares reserved for options under the Directors Plan; (ii) modify the requirements as to eligibility for participation in the Directors Plan (to the extent such modification requires stockholder approval in order for the Directors Plan to comply with the requirements of Rule 16b-3); or (iii) modify the Directors Plan in any other way if such modification requires stockholder approval in order for the Directors Plan to meet the requirements of Rule 16b-3. Unless sooner terminated, the Directors Plan will terminate on November 17, 2007, or 10 years from the date the option is granted, whichever is later.

TAX INFORMATION

     NONSTATUTORY STOCK OPTIONS. Nonstatutory stock options granted under the Directors Plan generally have the following tax consequences:

          There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of the exercise over the option exercise price. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long or short-term depending on whether the stock was held for more than one year. Slightly different rules apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

           SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding persons known by the Company to beneficially own, as defined by the Securities and Exchange Commission ("SEC") Rule 13d-3, more than 5% of the Company's Common Stock as of the Record Date, based solely on information regarding such ownerships available to the Company in filings by such beneficial owners with the SEC on Schedules 13D and 13G. It also shows the same information as of the Record Date for all Directors and nominees for Directors, the executive officers of the Company, and all Directors and Executive Officers as a group. Except as set forth in the footnotes below, all such persons possess sole voting and investment power with respect to the shares listed. An asterisk in the column listing the percentage of class owned indicates the person owns less than 1% of the Company's Common Stock as of the Record Date.

-----------------------------------------------------------------------------------------------------------------------------
                   (1)                                (2)                     (3)                      (4)
                                             Number of Shares and
                                             Nature of Beneficial
                                               Ownership as of
                                             December 22, 1997(1,2)      Right to Acquire            Percent
             Name and Address                 (including Shares in        Within 60 Days               of
            of Beneficial Owner                    Column (3))         of December 22, 1997          Class(3)
-------------------------------------------------------------------------------------------------------------
CERTAIN BENEFICIAL OWNERS:

             Robert M. Rubin                        631,189                  346,535                 12.1%
             6060 Kings Gate Circle
             Del Ray Beach, FL

DIRECTORS:

             Terrence J. Sheldon                  1,000,598                   37,620                 20.5%
             Patricia I. Bradley(4)                 616,341                   15,000                 12.7%
             Ulysses B. Mori                        291,176                      ---                  6.0%
             Douglas A. Strunk                      152,104                   15,000                  3.1%
             Robert L. Burkhart                     125,775                    5,000                  2.6%
             Darle E. Lacey                         131,240                    7,500                  2.7%
             B. Kelly Bradley                        81,230                      ---                  1.7%
             Stephen A. Weiss                        75,000                   15,000                  1.5%
             Darren M. Bradley                       78,504                      ---                  1.6%
             Arthur J. Berry                         50,000                      ---                  1.0%
             John W. Eames III                       17,986                   10,000                     *
             Scott Beechie                            8,500                    3,000                     *
             Scott M. Hayes                             ---                      ---                     *


EXECUTIVE OFFICERS:

             Andy C. Doll (Retired)                 202,777                   15,000                  4.2%
             April L. Kierstead                      13,397                    7,500                     *

             All Directors and Executive          2,844,628                  130,620                 57.1%
             Officers as a Group (15 persons)

_________________
SEE FOOTNOTES ON NEXT PAGE.

(1) For purposes of this table, shares are considered to be "beneficially" owned if the person directly or indirectly has the sole or shared power to vote or direct the voting of the securities or the sole or shared power to dispose of or direct the disposition of the securities; and a person has the right to acquire the beneficial ownership of the shares within 60 days of December 22, 1997. Unless otherwise indicated in these footnotes, each stockholder has sole voting and investment power with respect to the shares beneficially owned.

(2) Includes shares of Common Stock held by the Trustee of the T.J.T., Inc. 401(k) Profit Sharing Plan for the accounts of individuals as follows: Mr. Sheldon - 176,843, Ms. Bradley - 2,141, Mr. Strunk -57,016, Mr. Lacey - 58,076, Mr. B.K. Bradley - 230, Mr. D. Bradley - 304, and Mr. Eames - 7,986 shares. Also includes warrants and indirect shares held by the beneficial owners. Mr. Rubin, Mr. Sheldon, and Ms. Bradley have warrants available of 346,535, 17,620, and 15,000 respectively. Mr. Sheldon also holds 2,263 shares indirectly.

(3) The percentages shown are calculated based upon the shares indicated in column (2), as prescribed by the Security and Exchange Commission's Rule S-B 403.

(4) Ms. Bradley shares voting and dispositive power as to such shares with her husband.

* Represents less than 1% of the issued and outstanding shares of Common Stock of the Company.

                               EXECUTIVE COMPENSATION

     The following table sets forth all cash compensation paid by the Company, as well as certain other compensation paid or accrued, during the Company's last three fiscal years to the persons serving as Chief Executive Officer and executive officers earning more than $100,000.


                         SUMMARY COMPENSATION TABLE
                                                                                LONG TERM COMPENSATION
                                                                               ------------------------
                                                   ANNUAL
                                               COMPENSATION(1)
                                             --------------------                                   STOCK
                                                                         OTHER ANNUAL              OPTIONS
     NAME AND PRINCIPAL POSITION            YEAR           SALARY        COMPENSATION(2)           GRANTED(3)
----------------------------------         ------         --------      ----------------          -----------
Terrence J. Sheldon(4)                     1997          $225,000             $14,272                 ---
President, Chief Executive Officer,        1996          $225,000             $23,842                 ---
and Chairman of the Board of               1995          $135,960             $ 5,697              20,000
Directors

Patricia I. Bradley(5)                     1997          $179,426                 ---                 ---
Senior Vice President and Manager          1996             N/A                 N/A                 N/A
of the Western Division and Director       1995             N/A                 N/A                 N/A

Ulysses B.  Mori(5)                        1997           $34,038                 ---                 ---
Senior Vice President and Manager of       1996             N/A                 N/A                 N/A
the Leg-it Division and Director           1995             N/A                 N/A                 N/A

(1) Excludes personal benefits and other forms of non-cash compensation that did not in the aggregate exceed 10% of the aggregate amount of cash compensation shown for the subject individuals.

(2) Includes participating contributions to the Company 401(k) Plan on a calendar year.

(3) Represents five year stock options granted in October 1994 at $5.00 and repriced as of September 1, 1995 at $4.00. See "1994 Stock Option Plan."

(4)  See "Employment Agreements" section.

(5)  See "Other Employment Agreements" section.

EMPLOYMENT AGREEMENTS

     Effective as of October 1, 1995, the Company entered into separate employment, non-disclosure and non-competition agreements with each of Messrs. Sheldon and Doll, pursuant to which such persons are to serve as President and Chief Executive Officer, and Vice-President and Treasurer, respectively, through September 30, 1997 and March 31, 1997, respectively.
Mr. Doll retired upon completion of his employment agreement. The employment agreements provided for minimum annual base salaries for Messrs. Sheldon and Doll of $225,000 and $85,000, respectively, and benefits comparable to those provided to other Company employees. The agreements further provided that Messrs. Sheldon and Doll were required to devote substantially all of his business time to the performance of his duties and responsibilities to the Company. Each of such employment agreements prohibited the employee from engaging in any competitive activities with the Company during the course of his employment with the Company, and for a period of three years following termination of employment if such employee terminates his employment or is terminated for cause (as defined).

     In addition to their base salaries, Messrs. Sheldon and Doll were entitled to share in an annual bonus, proportionate to their respective base salaries. The annual bonus was not to exceed an aggregate of $150,000 per annum, equal to three percent of the Company's net income before taxes, after deducting the amount of the annual bonus (the "Pre-Tax Income"), in each of the fiscal years during the term of their employment agreements. Unless the Pre-Tax Income is at least $1,000,000 (the "Minimum Base Net Income"), no bonus will be paid at the end of a fiscal year. The Minimum Base Net Income levels for the following two fiscal years were fixed by the Executive Compensation Committee of the Board prior to the commencement of such years. Had the employment agreements been effective in 1994 and 1995, no bonus payments would have been made thereunder. No bonus payments were made for 1996. Based on the Pre-Tax Income of the Company for the fiscal year ended September 30, 1997, no bonus payment was made to Mr. Sheldon or Mr. Doll.

     Any increase in the annual rate of compensation of Mr. Sheldon under his employment agreement must have been approved by a majority of both the disinterested Directors and the Executive Compensation Committee.

     The employment agreement with Mr. Sheldon granted to the subject employee the right to elect, within one year after any change in control of the Company, to terminate his employment on not less than 90 days' prior written notice, and thereafter receive his salary and benefits for a period of 18 months or to the scheduled expiration date of such employment agreement (whichever is later). Such salary continuation was also applicable in the event that the Company terminated such individual's employment (other than "for cause") within one year after any change in control of the Company. For purposes of such agreements, a "change in control" was deemed to occur at such time as a majority of the total outstanding votes eligible to vote for directors of the Company were owned (legally or beneficially) by any person (or group of persons acting in concert) who was not a stockholder of the Company as of the date of the commencement of the agreements.

     Mr. Sheldon's contract expired September 30, 1997. The Executive Compensation Committee has approved a minimum annual base salary of $225,000 for 1998. The bonus provision under Mr. Sheldon's contract is currently being negotiated.

OTHER EMPLOYMENT AGREEMENTS

     As of November 14, 1996, and June 24, 1997, the Company entered into separate employment, nondisclosure and non-competition agreements with Patricia I. Bradley and Ulysses Mori. Ms. Bradley is to serve as the Senior Vice President and Manager of the Western Division and a Director of the Company until December 1998. Mr. Mori is to serve as Senior Vice President and a Director of the Company until June 2001. The employment agreements provide for minimum annual base salaries of $208,000 and $150,000, for Ms. Bradley and Mr. Mori, respectively, and benefits comparable to those provided to other Company employees.

     In addition to their base salaries, Ms. Bradley and Mr. Mori will be entitled to share in an annual bonus, proportionate to their respective base salaries; however, the details of their bonus plans have not yet been determined.

1994 STOCK OPTION PLAN

     On October 4, 1994, the Board of Directors of the Company approved the Company's 1994 Stock Option Plan (the "Plan"). Under the Plan, officers, directors, key employees, and consultants of the Company can receive incentive stock options and non-qualified stock options to purchase up to an aggregate of 200,000 shares of the Company's Common Stock (of which no more than 100,000 shares may be pursuant to incentive stock options, and no more than 100,000 shares may be pursuant to non-qualified stock options). On February 17, 1995, the stockholders of the Company approved the Plan at a special meeting.

     The Board of Directors has awarded non-qualified stock options under the Plan, effective as of October 1, 1994, for an aggregate of 100,000 shares, all of which provide for an exercise price of $4.00 per share. No stock options were granted during the 1996 fiscal year. The Board of Directors awarded incentive options for 15,000 shares during the 1997 fiscal year (no stock options were exercised by any optionees during such period). The following table provides information as to options exercised by each of the Executive Officers of the Company during the fiscal year ended September 30, 1997. The value of options held by the Executive Officers at fiscal year end is measured in terms of the last reported sale price for the Company's Common Stock on September 30, 1997 ($2 3/16, as reported on the NASDAQ SmallCap Market System).


                  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                              AND FY-END OPTION VALUES


                                                                 Number of Securities          Value of Unexercised In-
                                                                 Underlying Unexercised        the-Money Options
                         Shares Acquired                         Options at FY-End (#)(1)      at FY End ($)(1),(2)
Name                     On Exercise (#)     Value Realized      Exercisable/Unexercisable     Exercisable/Unexercisable
----                     ---------------     --------------      -------------------------     -------------------------
Terrence J. Sheldon           ---                 ---                 20,000/0                      ($36,240)/0
Andy C. Doll                  ---                 ---                 15,000/0                      ($27,180)/0
Scott Beechie(3)              ---                 ---                 3,000/12,000                  ($11,061)/($44,244)(3)
Douglas A. Strunk             ---                 ---                 15,000/0                      ($27,180)/0
John W. Eames III             ---                 ---                 10,000/0                      ($18,120)/0
Darle E. Lacy                 ---                 ---                 7,500/0                       ($13,590)/0
April L. Kierstead            ---                 ---                 7,500/0                       ($13,590)/0
Robert L. Burkhart            ---                 ---                 5,000/0                       ($9,060)/0

______________________

(1)  The table includes options vested under the 1994 Stock Option Plan.

(2) Values in this table are the difference between the market price per share of $2.188 on September 30, 1997, and the $4.00 exercise price on October 1, 1994.

(3) Scott Beechie was granted the option to purchase 15,000 shares common stock on November 21, 1996, at an exercise price of $5 7/8 per share. The value of Mr. Beechie's exercisable and unexercisable shares is the difference between the $5.875 exercise price on November 21, 1996, and the market price of $2.188 on September 30, 1997.

401(k) PROFIT SHARING PLAN

     As of September 30, 1997, the Company maintained a 401(k) Profit Sharing Plan (the "401(k) Plan") for eligible employees of the Company. The 401(k) Plan is a profit-sharing plan, including a cash or deferred arrangement pursuant to
Section 401(k) of the Internal Revenue Code of 1986, as amended, sponsored by the Company for purposes of providing eligible employees an opportunity to defer compensation and have such deferred amounts contributed to the 401(k) Plan on a pretax basis, subject to certain limitations. The Company makes a matching contribution with respect to employee deferrals of 50% of employees' contributions up to 6% of wages for contributions beginning August 1, 1996 and 100% of contributions up to 6% of wages for the reported periods prior to August 1, 1996.

     During the fiscal year ended September 30, 1997, the Company made matching contributions of $14,377, to match deferrals of compensation by participants during the year. Amounts contributed to the 401(k) Plan by Executive Officers during the 1997 fiscal year totaled $28,753.

CERTAIN TRANSACTIONS

     The Company has extended a loan to J.R. Strunk, a brother of Douglas Strunk, a Director of the Company. The note matured in 1997 and bore an interest rate of 16.77% per annum. The loan was secured by equipment and machinery.

     During 1996, the Company entered into agreements with J.R. Strunk and Vance Strunk, brothers of Douglas Strunk, a Director of the Company, to serve as independent buyers for the Company. In 1996, these buyers purchased $1,190,598 of used axles and tires for the Company. In order to facilitate transactions between the Company and the buyers, the Company advanced cash to the buyers. As of September 30, 1997, the Company had advanced $62,750 to these parties.

     EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION(1)

     The Executive Compensation Committee is comprised of Terrence J. Sheldon, Scott M. Hayes and Arthur J. Berry. Compensation of the top executive officers is reviewed at least annually by the Executive Compensation Committee. The most recent review was conducted on January 5, 1998.

     As noted above, Messrs. Sheldon and Doll had employment contracts which commenced October 1, 1995, which provide for base compensation, an auto allowance and a bonus calculated as a percentage of the Company's Pre-Tax Income. Based on the formula provided in the employment agreements, no bonus was paid to either Messrs. Sheldon or Doll during fiscal year 1997. However, the Executive Compensation Committee awarded Mr. Sheldon an incentive bonus of $30,000 for his role in the acquisition of the Bradley and Leg-it Corporations, along with his involvement in other strategic planning objectives. The Executive Compensation Committee believes that the incentive bonus reinforces Mr. Sheldon's focus toward the long-term performance of the Company. The incentive bonus became effective as of January 5, 1998. The Executive Compensation Committee has also approved a minimum annual base salary of $225,000 for Mr. Sheldon for 1998.

     Ms. Bradley and Mr. Mori also signed employment agreements with the Company. These employment agreements commenced on November 14, 1996 and June 24, 1997, respectively. These employment agreements provide for base compensation and benefits as applicable to other Company employees. A bonus plan is also being examined for Ms. Bradley and Mr. Mori; however, the details of their bonus plans have not yet been determined.

     COMPENSATION POLICY APPLICABLE TO OFFICERS AND KEY EXECUTIVES. The goal of the Executive Compensation Committee is to create compensation packages for officers and key executives which will attract, retain and motivate executive personnel who are capable of achieving the Company's short and long-term financial and strategic goals. Compensation packages are designed to combine a mixture of short-term and long-term incentives tied to Company performance as described more particularly below. In exercising its responsibilities, the Executive Compensation Committee seeks to encourage management to achieve the
__________________________

(1) The disclosure in this section of the Proxy Statement is not incorporated by reference into any filings of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Company's short and long-term financial and strategic objectives, including maximizing long-term value for stockholders. Through the implementation of its compensation policies, the Executive Compensation Committee believes it can motivate management to consider the Company's short-term and long-term objectives, such as the Company's financial performance and stock price appreciation, by rewarding the Company's key officers and executives upon achieving such objectives. The Executive Compensation Committee has not adopted a policy in response to federal tax law changes that, beginning in 1994, limit the deductibility by the Company of compensation in excess of $1 million per employee per year for each of the Company's five most highly compensated executives, since the total compensation paid to any individual executive officer does not now, and is not in the foreseeable future anticipated to, exceed the deductibility levels.

     EXECUTIVE COMPENSATION POLICIES. Executive compensation at the Company is made up of three elements: (i) base salary, (ii) bonuses and (iii) grants of equity-based compensation (e.g., stock options).

          BASE SALARY. Base salary for officers and executives was set by the Company prior to the initial public offering of the Company in December 1995. Consideration was given to each person's job responsibilities, and the salaries paid to officers and executives in comparable positions in similar-sized companies in the Emmett, Idaho area. Effective January 1, 1995, the Executive Compensation Committee established base salaries for all of the executive officers of the Company.

     On January 5, 1998, the Executive Compensation Committee reviewed the salaries for officers and executives of the Company and determined that no changes in base salary levels from those established in 1995 were appropriate.

          BONUSES. In addition to base salary, Mr. Sheldon and Ms. Bradley were eligible to receive a bonus under the Company's Management Bonus Plan ("Plan"). Based on the Pre-Tax Income of the Company, no bonus was paid to either
Mr. Sheldon or Ms. Bradley under the Plan for the year ended September 30, 1997. However, the Executive Compensation Committee awarded Mr. Sheldon an incentive bonus of $30,000 for his role in the acquisition of the Bradley and Leg-it Corporations, along with his involvement in other strategic planning objectives. Mr. Mori was not eligible to receive a bonus under his employment agreement for the fiscal year ending September 30, 1997.

          STOCK OPTIONS. In addition to salary and bonus, the Company has adopted the 1994 Stock Option Plan, which provides that the long-term compensation of officers and key employees be dependent upon the financial performance of the Company. Under the Stock Option Plan, officers and key employees are eligible to receive awards of stock options. The number of stock options granted to each executive officer is determined by a competitive compensation analysis and each individual's salary and responsibility. The Executive Compensation Committee also considers the number and exercise price of options and shares of restricted stock granted to individuals in the past.

     CEO'S COMPENSATION. Mr. Sheldon's minimum annual base salary is established by the terms of an employment agreement ("Employment Agreement") entered into between Mr. Sheldon and the Company, effective as of October 1, 1995. Such initial base salary of $225,000 was based on Mr. Sheldon's responsibilities and his knowledge and experience of the axle and tire reconditioning industry.
Bonus amounts and stock option awards to Mr. Sheldon were based on Company performance, and his level of responsibility and experience. No increase in Mr. Sheldon's base salary was awarded for the fiscal year commencing October 1, 1997, and no additional stock options were awarded to Mr. Sheldon during the year.

                              Terrence J. Sheldon (Chairman)
                              Scott M. Hayes
                              Arthur S. Berry


            COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

     The Executive Compensation Committee consists of Mr. Sheldon and two non-employee Directors. Currently, the members of the Executive Compensation Committee, in addition to Mr. Sheldon, are Messrs. Berry and Hayes. Mr. Hayes replaced Mr. Weiss, following his resignation in 1997. None of the executive officers of the Company serve as a director of another corporation in a case where an executive officer of such other corporation serves as a Director of the Company.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT.

     Section 16(a) of the Exchange Act, as amended, and the rules thereunder require the Company's Executive Officers and Directors and persons who own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and NASDAQ SmallCap Market System and furnish the Company with copies.


                                   OTHER BUSINESS

     The Company's management knows of no other matters to be brought before the Annual Meeting for a vote. If, however, other matters are presented for a vote at the Annual Meeting, the proxy holders will vote the shares represented by properly executed proxies according to their judgment on those matters. At the Annual Meeting, management will report on the Company's business, and stockholders will have an opportunity to ask questions.

                              BY ORDER OF THE BOARD OF DIRECTORS




Emmett, Idaho                      April L. Kierstead
January 28, 1998                   SECRETARY



   THE COMPANY'S 1997 ANNUAL REPORT IS BEING MAILED TO SHAREHOLDERS WITH THIS PROXY STATEMENT.

 PROXY
     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                    T.J.T., INC.

     The undersigned hereby appoints Terrence J. Sheldon and April L. Kierstead attorneys and proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of T.J.T., Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held
February 24, 1998, or any adjournments thereof.

         (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)











                               ^FOLD AND DETACH HERE^




                                 ANNUAL MEETING OF

                                    STOCKHOLDERS

                                    T.J.T., INC.

                           FEBRUARY 24, 1998, 10:00 A.M.

                                 OWYHEE PLAZA HOTEL

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, and 3.

   1.   ELECTION OF DIRECTORS                                        2.     The appointment of Balukoff Lindstrom & Co., P.A. as
                                                                     the independent certified public accountants of the
   FOR all nominees listed below       WITHHOLD AUTHORITY            corporation for the fiscal year ending September 30, 1998.
   (except as marked to the contrary)  to vote for all nominees
   listed below                                                      FOR       AGAINST      ABSTAIN
             / /                             / /                     / /        / /           / /

   NOMINEES:      Arthur J. Berry                                    3.     The approval of the Company's 1998 Directors Stock
                  B. Kelly Bradley                                   Option Plan.
                  Scott M. Hayes
                  Ulysses B. Mori                                    FOR       AGAINST      ABSTAIN
                  Douglas A. Strunk                                  / /        / /           / /


   (INSTRUCTION: To withhold authority to vote for any               4.     In their discretion upon such other business as may
   individual nominee, write that nominee's name in the space        properly come before the meeting.
   provided below.)
                                                                     Please sign exactly as name appears below. When shares are
   __________________________________________________________        held by joint tenants, both should sign. When signing as
                                                                     attorney, executor, administrator, trustee, or guardian,
                                                                     please give full title as such. If a corporation, please sign in full corporate name by president or other authorized
                                                                     officer. If a partnership, please sign in partnership name by authorized person.

                                                                     Dated:_____________________________, 1998


                                                                     _____________________________________________________________
                                                                                             (Signature)

                                                                     _____________________________________________________________
                                                                                     (Signature if held jointly)

PLEASE SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


                              ^ FOLD AND DETACH HERE ^


                                  ADMISSION TICKET
                                 ANNUAL MEETING OF
                                    STOCKHOLDERS
                                    T.J.T., INC.

                           FEBRUARY 24, 1998   10:00 A.M.

                                 OWYHEE PLAZA HOTEL

                                       AGENDA

     *    Election of Directors
     *    Ratification of Auditors
     *    Approval of 1998 Directors Stock Option Plan